Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SOUTHERN COPPER CORPORATION

Southern Copper Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HERBY CERTIFY:

1.                           The name of the corporation is Southern Copper Corporation.

2.                           The Amended and Restated Certificate of Incorporation (as amended and in effect, the “Charter”) of the Corporation is hereby amended by replacing in its entirety Article Four of the Charter and by substituting in lieu of said Article Four the following:

“The total number of shares of stock which the Corporation shall have authority to issue is 2,000,000,000 shares of common stock, par value one cent ($0.01) per share (hereinafter referred to as the “Common Stock”). Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all other matters on which holders of shares of Common Stock are entitled to vote. The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in stock or otherwise.”

3.                           At the annual meeting of stockholders of the Corporation held on May 28, 2008, pursuant to resolution of the Board of Directors, the above specified amendment to the Charter was duly adopted in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the following duly authorized officer of Southern Copper Corporation has hereunto executed this Certificate of Amendment of the Amended and Restated Certificate of Incorporation on May 28, 2008.

SOUTHERN COPPER CORPORATION

By:	/s/Armando Ortega
Name:	Armando Ortega
Title: Secretary